EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the previously filed Registration Statements (Form S-8 Nos. 333-25537, 333-38302, 333-38298, and 333-113089) pertaining to the 1995 Stock Option Plan and 1996 Non-employee Director Stock Option Plan, 2000 Employee Stock Compensation Plan, and Employee Stock Purchase Plan and (Form S-3 Nos. 333-87721, 333-93219, 333-95353, 333-72396, 333-59954, 333-32000, 333-106068, and 333-106735 and Form S-3MEF No. 333-91499) of our report dated January 23, 2004, except for Note 19, as to which the date is February 26, 2004, with respect to the consolidated financial statements of ILEX Oncology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
March 10, 2004